Exhibit 4.1

WKN: A12UKR
Innocoll AG
ISIN: DE000A12UKR
mit Sitz in Saal an der Donau
Ordnungs-Nr. 001
Globalurkunde

über bis zu [•] auf den Namen der Citigroup Global Markets Deutschland AG, Frankfurt am Main, lautende Stammaktien in Form von Stückaktien

Aktiennummern 1 bis [•]

Die Anzahl der in dieser Globalurkunde verbrieften und begebenen Aktien ergibt sich aus der aktuellen virtuellen Depotdokumentation der Clearstream Banking AG.

Diese Globalurkunde ist ausschließlich zur Verwahrung bei der Clearstream Banking AG, Frankfurt am Main, bestimmt.

Zu dieser Globalurkunde wurde kein Globalgewinnanteilschein ausgefertigt.

Die in dieser Globalurkunde verbrieften Aktien sind ab dem 01. Januar 2014 gewinnberechtigt.

Regensburg, im Juli 2014

Innocoll AG

Gordon Dunn	Jonathan Symonds
Vorstand	Vorsitzender des Aufsichtsrats

Convenience Translation

Innocoll AG	Security Identification
Number (WKN):
A12UKR

ISIN: DE000A12UKR

with registered seat in Saal an der Donau

Order number: 001

Global Share Certificate(1)

regarding up to [•] registered ordinary shares with no par value in the name of Citigroup Global Markets Deutschland AG, Frankfurt am Main,

Share numbers: 1 through [•]

The number of shares which are evidenced and issued through this global share certificate results from the current virtual custody documentation of Clearstream Banking AG.

This global share certificate is made exclusively for custody by Clearstream Banking AG, Frankfurt am Main.

There is no global dividend coupon issued together with this global share certificate.

The shares which are evidenced by this global share certificate participate in the profits of the company starting from January 1, 2014.

Regensburg, in July 2014

Innocoll AG

Gordon Dunn	Jonathan Symonds
Member of the Management Board	Chairman of the Supervisory Board

(1) This convenience translation into the English language is for information purposes only and is not a valid share certificate.